Exhibit 99.1

Spherix Announces Settlement Agreement and Continued Monetization of Patent Portfolio.

TYSONS CORNER, Va., Nov. 19, 2013 /PRNewswire/ -- Spherix Incorporated (SPEX) -- an intellectual property development company committed to the fostering and monetization of intellectual property, announced today that its wholly owned subsidiary, CompuFill LLC, has entered into a settlement and license agreement with a leading technology company.

This is the first settlement and license agreement for the CompuFill portfolio since Spherix acquired North South Holdings, Inc. in September of 2013. Ongoing infringement enforcement continues as Spherix’s model of patent monetization grows in both scope and size.

The CompuFill patents, each in the "on-line pharmacy automated refill system" sector, trace priority back to October 1997.

Commenting on the announcement, Anthony Hayes, Spherix CEO, stated, "The value of having this suite of patents cannot be emphasized enough. Our team of patent monetization experts brought this opportunity to Spherix only a few short months ago and we have already started generating revenue. This is a great example of how Spherix continues working to drive value for our investors."

About Spherix

Spherix Incorporated was launched in 1967 as a scientific research company.  Spherix presently offers a diversified commercialization platform for protected technologies. The company continues to work on life sciences and drug development and presently is exploring opportunities in nutritional supplement products relying on its D-Tagatose natural sweetener as a GRAS ingredient.  Spherix is committed to advancing innovation by active participation in all areas of the patent market. Spherix draws on portfolios of pioneering technology patents to partner with and support product innovation.

Forward Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:
Investor Relations
Phone: (703) 992-9325
Email: info@spherix.com